As filed with the Securities and Exchange Commission on October 16, 1997
                                                      Registration No. 333-18943




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               ------------------



                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                                ROYAL GOLD, INC.
             (Exact name of registrant as specified in its charter)


                               ------------------

                 Delaware                                 84-0835164
      (State or other jurisdiction of                  (I.R.S. Employer
      incorporation or organization)                Identification Number)

                         1660 WYNKOOP STREET, SUITE 1000
                             DENVER, COLORADO 80202
                                 (303) 573-1660
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            PETER B. BABIN, PRESIDENT
                         1660 WYNKOOP STREET, SUITE 1000
                             DENVER, COLORADO 80202
                                 (303) 573-1660
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ------------------



                                   COPIES TO:
                                PAUL HILTON, ESQ.
                           DAVIS, GRAHAM & STUBBS LLP
                             370 SEVENTEENTH STREET
                             DENVER, COLORADO 80202
                                 (303) 892-9400


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the
same offering.   / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   / /


                        --------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16.    EXHIBITS

Exhibit
Number      Description of Exhibit

    1       Form of Sales Agency Agreement
    5       Legal Opinion of Davis, Graham & Stubbs, LLP
 23.1       Consent of Williams, Richey & Co.
 23.2       Consent of Coopers & Lybrand L.L.P.
 23.3       Consent of Coopers & Lybrand, L.L.P.
 23.4       Consent of Davis, Graham & Stubbs, LLP (included in Exhibit 5)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-18943 to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, effective as of October 10, 1997.

                                          ROYAL GOLD, INC.


                                    By:   /s/ Stanley Dempsey
                                         ---------------------------------------
                                          Stanley Dempsey
                                          Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities indicated, effective October 10, 1997.

SIGNATURE                                 TITLE

/s/ STANLEY DEMPSEY
----------------------------------        Chairman and Chief Executive Officer
Stanley Dempsey

  THOMAS A. LOUCKS*                       Executive Vice President and Treasurer
----------------------------------        (principal financial and principal
Thomas A. Loucks                          accounting officer)


  JOHN W. GOTH*                           Director
----------------------------------
John W. Goth


  PIERRE GOUSSELAND*                      Director
----------------------------------
Pierre Gousseland


  S. ODEN HOWELL, JR.*                    Director
----------------------------------
S. Oden Howell, Jr.


  MERRITT E. MARCUS*                      Director
----------------------------------
Merritt E. Marcus


   EDWIN W. PEIKER, JR*.                  Director
----------------------------------
Edwin W. Peiker, Jr.


  JAMES W. STUCKERT*                      Director
----------------------------------
James W. Stuckert


*By: /s/ STANLEY DEMPSEY
    ------------------------------
    Stanley Dempsey, Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit
Number      Description of Exhibit

    1       Form of Sales Agency Agreement
    5       Legal Opinion of Davis, Graham & Stubbs, LLP
 23.1       Consent of Williams, Richey & Co.
 23.2       Consent of Coopers & Lybrand L.L.P.
 23.3       Consent of Coopers & Lybrand L.L.P.
 23.4       Consent of Davis, Graham & Stubbs, LLP (included in
              Exhibit 5)